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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 1, 2000


                               ARGO BANCORP, INC.
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             (Exact Name of registrant as specified in its charter)



         Delaware                       0-19829              36-3620612
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(State or other Jurisdiction    (Commission File No.)        (IRS Employer
    of Incorporation)                                     Identification No.)



                5818 South Archer Road, Summit, Illinois  60501
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              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (708) 458-2002




                                 Not Applicable
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     (Former name, address, and fiscal year, if changed since last report)

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ITEM 5.  OTHER EVENTS

On December 1, 2000, Argo Federal Savings Bank, FSB ("Argo"), the wholly owned subsidiary of the Registrant, completed its sale of three of its leased branch banking facilities to Archer Bank and Chicago Community Bank, both subsidiaries of the Metropolitan Bank Group ("MBG"), a bank holding company located in Chicago, Illinois.

Archer Bank assumed the leases on the Summit, Illinois and Bridgeview, Illinois banking facilities of Argo and Chicago Community Bank assumed the lease on the branch office of Argo located at 47 W. Polk Street, Chicago, Illinois. The offices will be operated as branches of Archer Bank and Chicago Community Bank.

Total deposits transferred were $113,584,740.00. The Purchasers assumed the designated deposits and purchased at book value, furniture, fixture and equipment in each of the branch offices. The total deposit premium paid to Argo was $9,215,597.00. Argo will also record income, before tax effects, of $591,000 in the fourth quarter of 2000, attributable to the deferred gain on the sale of the Summit and Bridgeview branch office buildings that were sold in June, 1999. Expenses attributable to the transaction aggregated the approximate amount of $1 million. Argo funded the transaction through short term liquid investments.

The Registrant is an Office of Thrift Supervision registered thrift holding company with total assets of $370 million. The Registrant through its wholly owned subsidiary Argo, operates two banking locations and "umbrellabank.com", an electronic commerce banking division of Argo, now headquartered in Chicago, Illinois, has total deposits of $350 million, together with a network of over 800 automated teller machines deployed in 15 states.

As a result of the sale of Argo's Summit, Illinois office, the Registrant's main office has been relocated to 5818 S. Archer Road, Summit, Illinois.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ARGO BANCORP, INC.


Date: December 8, 2000                   By:    /s/ John G. Yedinak
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                                                John G. Yedinak
                                                President and CEO